Exhibit 10.46

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of February 14, 2014 (the “Effective Date”) by and among NeuroSigma, Inc., a Delaware corporation (the “Company”) and David L. Hayes (the “Executive”). The Company and the Executive shall be referred to herein as the “Parties.” This Agreement amends and restates the Executive’s employment agreement with the Company entered into effective as of January 27, 2014.

RECITALS

WHEREAS, the Company desires to employ the Executive as the Chief Administrative Officer, General Counsel, Corporate Secretary and a Senior Vice President of the Company and the Executive desires to be employed by the Company as Chief Administrative Officer, General Counsel, Corporate Secretary and a Senior Vice President;

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive as their Chief Administrative Officer, General Counsel, Corporate Secretary and a Senior Vice President; and

WHEREAS, the Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment with the Company for the period and upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

SERVICES TO BE PROVIDED BY THE EXECUTIVE

A. Position and Responsibilities. The Executive shall serve in the position of Chief Administrative Officer, General Counsel, Corporate Secretary and a in the position of a Senior Vice President of the Company, and shall perform services for the Company as requested or as needed to perform the Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position. The Executive shall report to the Chief Executive Officer.

B. Performance. During the Executive’s employment with the Company, the Executive shall devote on a full-time basis all of the Executive’s time, energy, skill and reasonable best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position.

C. Compliance. The Executive agrees to act in accordance with high business and ethical standards at all times. The Executive shall comply with the written and oral policies, codes of conduct, codes of ethics, written manuals and lawful directives of the Company, as may be amended or expanded by the Company from time-to-time (collectively, the “Company Policies”). The Executive shall comply with all applicable laws of any jurisdiction in which the Company does business, including, without limitation, securities laws (“Applicable Laws”). The Company shall not loan or advance the Executive any money. The Executive shall report to the CEO of the Company and shall keep the CEO promptly informed of the Executive’s conduct in connection with the business affairs of the Company. The Executive shall promptly report to the CEO if the Executive observes or is informed of conduct by any other employee, director, or contractor of the Company or other person performing services on behalf of the Company that he reasonably believes to be a material violation of the Company’s Policies and Applicable Law

D. Representations. The Executive agrees that the Executive shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the CEO, which will not be unreasonably withheld. The Executive represents to the Company that, the Executive (i) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which the Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (ii) is under no contractual, legal, or fiduciary obligation or burden that will interfere with the Executive’s ability to perform services under the Agreement’s terms; (iii) is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party; and (iv) has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Company or their ability to conduct securities offerings. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE II

COMPENSATION FOR SERVICES

As compensation for all services the Executive will perform under this Agreement, the Company will pay the Executive, and the Executive shall accept as full compensation, the following:

A. Base Salary. During the term hereof, the Company shall pay the Executive an aggregate base salary of $37,500 per month ($450,000 annually) (the “Base Salary”). The Base Salary amount will be reviewed upon each anniversary of the Effective Date during the Employment Term for increases based on the sole discretion of the Board of Directors of the Company (the “Board”) or a compensation committee thereof. The Base Salary shall be payable in equal installments twice each month consistent with the Company’s current payroll process and modified to be consistent with any change in the Company’s Policy.

B. Annual Bonus.

(i) Beginning in 2014, the Executive will have an opportunity to obtain an annual cash bonus for each calendar year during the Employment Term accordance with the then current policies of the Company (the “Annual Bonus”). Actual Annual Bonus payouts will be based on the achievement of reasonable performance goals determined by the CEO and the Board or a compensation committee thereof.

(ii) Each Annual Bonus will be paid in a lump sum in the calendar year immediately following the year to which the relevant bonus relates and in no event any later than March 15th of such subsequent year.

C. Long-Term Incentives. Effective on the date hereof, the Executive has been granted an award of restricted shares pursuant to the Company’s 2010 Stock Option/Stock Issuance Plan (together with any successor plan thereto, the “Plan”). The Parties hereby agree that such award of restricted shares is the only equity award under the Plan that the Executive is entitled to receive as of the date hereof, and is in complete satisfaction of any and all rights that the Executive may have to receive any other equity or derivative security award in or with respect to the Company.

D. Expenses. The Company agrees that, during the Employment Term, it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, including, without limitation, travel and entertainment expenses incurred by the Executive in connection with the business of the Company, Business Class flight accommodations for international travel and standard international hotel accommodations. All such reimbursements shall be paid upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts, provided that the Executive submits such expenses for reimbursement within thirty (30) days of the date such expenses were incurred. Reimbursement shall be in compliance with the Company’s expense reimbursement policies. Any reimbursement of expenses made under this Article II.D. shall only be made for eligible expenses incurred during the Employment Term. The amount eligible for reimbursement under this Article II.D. during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Article II.D.is not subject to liquidation or exchange for another benefit.

E. Vacation. The Executive shall be entitled to five (5) weeks paid vacation per calendar year (with proration for partial years), to be accrued on a monthly basis. Vacation shall be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation will stop accruing when the Executive reaches ten (10) weeks of accrued vacation, and the Executive must take vacation in order to begin accruing again, up until the maximum of ten (10) weeks.

F. Indemnification Agreement. The Company shall indemnify the Executive pursuant to the terms of the Indemnification Agreement, attached hereto as Exhibit A. The Company and Executive shall execute the Indemnification Agreement contemporaneously with the execution of this Agreement.

G. Other Benefits. During the Employment Term and subject to any contribution therefor generally required of executives of the Company, the Executive shall be eligible to participate in all employee benefit plans, including without limitation the Company’s retirement 401(k) plan, health and dental plan, life insurance and disability plans as from time to time adopted by the Board and in effect for the senior executives of the Company generally (except to the extent such plans are in a category of benefit otherwise provided to the Executive hereunder and the benefits provided in this Agreement in such category are greater than those provided to those offered to the senior executives of the Company generally). Such participation shall be subject to (i) the terms of the applicable plan documents, and (ii) generally applicable policies of the Company. The Company may alter, modify, add to or delete the employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

ARTICLE III

TERM; TERMINATION

A. Term of Employment. Subject to earlier termination as herein provided, the Executive’s employment under this Agreement shall begin on the Effective Date and shall continue in effect until December 31, 2016 (the “Initial Term”). The Agreement will automatically renew, subject to earlier termination as herein provided, for successive one (1) year periods (the “Additional Terms”), unless either the Executive or the Company provide notice of non-renewal at least forty five (45) days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable. The Initial Term and any Additional Term(s) shall be referred to collectively as the “Employment Term.”

B. Termination. Notwithstanding the provisions of Article III.A. hereof and subject to Article III.C. hereof, the Executive’s employment with the Company shall terminate prior to the expiration of the Employment Term under the circumstances and terms set forth below. The Executive’s termination under this Agreement shall also constitute the Executive’s resignation or termination, as the case may be, as an officer or director of the Company and any affiliate or subsidiary of the Company, as applicable. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Article III.B. constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). Any payment made in accordance with this Article III.B. shall be treated as a separate payment for purposes of Code Section 409A to the extent Code Section 409A applies to such payments.

(i) Death or Disability. In the event of the Executive’s Death or Disability (defined below), the Executive’s employment shall immediately terminate. The Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for (i) any accrued, unpaid Base Salary through the date of termination; (ii) any accrued, unused vacation through the date of termination; and (iii) any unreimbursed expenses properly incurred prior to the date of termination (collectively, the “Accrued Obligations”). The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. In addition, the Company will pay a prorated Annual Bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s bonus plan as set forth in Article II.B., subject to the achievement of applicable performance goals of the Company (and of the individual, based upon prorated individual goals for the period prior to termination) for the performance period. For purposes of this Agreement, “Disability” means the Executive is incapacitated due to physical or mental illness and such incapacity, with or without reasonable accommodation, prevents the Executive from satisfactorily performing the essential functions of his job for the Company on a full-time basis for at least ninety (90) days in a calendar year.

(ii) Termination for Cause or Voluntary Termination (without Good Reason). In the event the Company terminates the Executive’s employment for Cause (defined below) or the Executive voluntarily terminates the Executive’s employment without Good Reason (defined below), the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with Executive’s employment hereunder, except for the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment. For purposes of this Agreement, “Cause” means termination because of: (i) Executive’s conviction of theft, embezzlement of money or other property of the Company, or fraud; (ii) any act of gross negligence in performing the duties assigned to Executive consistent with the terms of this Agreement; (iii) the Executive’s willful refusal to execute the duties assigned to him consistent with the terms of this Agreement; (iv) a material violation of the Company’s written or oral policies, standards or guidelines which results in material adverse consequences or damage to the Company; or (v) a material breach by the Executive of the Executive’s duty of confidentiality under Article IV of this Agreement or breach of the Employee Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit B; provided, however, that the occurrence of any events described in clauses (ii), (iii), (iv) and (v) shall not constitute Cause unless the Executive has first received written notice containing a reasonably detailed description of such occurrence and a period of thirty (30) days from receipt of such notice to cure such event and an opportunity for the Executive, together with his counsel or other representatives, to be heard before the Board. Upon Executive’s cure of such event during the cure period, Cause shall be deemed not to have occurred. For purposes of this Agreement, “Good Reason” means (i) a reduction in the Executive’s Base Salary, bonus or other compensation then in effect; (ii) a material change in the location (outside of Southern California) that the Company requires the Executive to reside in order to perform a majority of Executive services, but excluding a change in location due the relocation of the Company’s executive offices;; (iii) failure to allow the Executive to participate in the benefits set forth in this Agreement; (iv) a change in Executive’s title from Chief Administrative Officer, General Counsel, Corporate Secretary and a Senior Vice President; (v) the occurrence of a Change in Control (as defined in the Plan); (vi) a material breach by the Company of the terms of this Agreement, or (vii) failure by the Company to renew this Agreement beyond the Initial Term or any subsequent Additional Term. Any event described in (i) through (vi) shall not constitute Good Reason unless the Executive (x) delivers to the Company a written notice of such Good Reason within ninety (90) days after the Executive first learns of the existence of the circumstances giving rise to Good Reason, (y) within thirty (30) days following delivery of such notice, the Company fails to cure the circumstances giving rise to Good Reason, and (z) the Executive terminates employment within sixty (60) days following such cure period. Upon the Company’s cure of such event during the cure period, Good Reason shall be deemed not to have occurred.

(iii) Termination without Cause or Resignation with Good Reason. In the event the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason, the Company shall pay the following amounts to the Executive:

(a) the Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following termination of employment; and

(b) subject to the execution and timely return by the Executive of a release of claims (the “Release”) within fifty (50) days following the date of the Executive’s termination of employment and subject to the provisions of Article III.C. below, the Company shall pay the Executive: (1) a lump-sum severance payment equal to the Executive’s Base Salary for one year, payable on the sixtieth (60th) day following the date of the Executive’s termination of employment, and (2) a prorated Annual Bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s bonus plan as set forth in Article II.B., subject to the achievement of applicable performance goals of the Company (and of the individual, based upon prorated individual goals for the period prior to termination) for the performance period and the terms of Article IV shall remain in effect after such termination.

C. Six-Month Delay of Payments. To the extent that (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute “deferred compensation” subject to Code Section 409A and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Code Section 409A, then to the extent required by applicable law (after taking into account any applicable exclusions under Section 409A) such payment or payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in the final regulations issued under Code Section 409A) with the Company; or (B) the date of the Executive’s death following such separation from service. Upon expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article III.C. shall be paid to the Executive (or, in the case of the Executive’s death, his estate) in one lump sum.

D. Survival. The Executive’s post-termination obligations in Article IV shall continue as provided in this Agreement.

ARTICLE IV.

RESTRICTIVE COVENANTS

A. Confidentiality; Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. Executive’s obligations related to such information shall be governed by that certain Employee Confidential Information and Invention Assignment Agreement executed by Executive concurrently herewith.

B. Non-Disparagement. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to refrain, both during and after the Executive’s employment terminates, from publishing any oral or written statements about the Company or any of the Company’s directors, managers, officers, employees, consultants, agents or representatives that (i) are slanderous, libelous or defamatory; or (ii) place the Company or any of its directors, managers, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company under this provision are in addition to any and all rights and remedies otherwise afforded by law.

C. Employee Confidential Information and Invention Assignment Agreement. The Executive shall execute and abide by the terms of the Employee Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit B. The Executive shall execute the Employee Confidential Information and Invention Assignment Agreement contemporaneously with the execution of this Agreement.

D. Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and the Parties agree that a bond shall not be required. If a bond is required to secure such equitable relief, the Parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the Parties. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

ARTICLE V.

MISCELLANEOUS PROVISIONS

A. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California. Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Central District of California or a state district court of competent jurisdiction in Los Angeles County, California. The Executive consents to personal jurisdiction of the United States District Court for the Central District of California, or a state district court of competent jurisdiction in Los Angeles County, California for any dispute relating to or arising out of this Agreement or the Executive’s employment, and the Executive agrees that the Executive shall not challenge personal or subject matter jurisdiction in such courts.

B. Legal Fees. The Company shall not pay any legal fees for attorney representation of the Executive in connection with this Agreement.

C. Interpretation; Tax Consequences. It is intended that this Agreement comply with the provisions of Code Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject the Executive to the payment of additional interest and taxes under Code Section 409A, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Code Section 409A. The Executive has reviewed with his own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby. The Executive is relying solely on his tax advisors and not on any statements or representations of the Company or any of their agents and understands that the Executive (and not the Company) shall be responsible for the Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Code Section 409A, the Company and Executive agree that to the extent reasonably possible they will endeavor to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Executive; provided, however, that for clarity, the Company shall not be required to pay any tax, interest and tax penalty under Code Section 409A that the Executive is subject to and shall not be required to incur substantial expense in connection with complying with this sentence.

D. Cooperation. After the termination of the Executive’s employment, the Executive agrees to provide the Executive’s reasonable cooperation, at the request of the Company, in the transitioning of the Executive’s job duties and responsibilities, and any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which the Executive worked on or had responsibility during the Executive’s employment with the Company as further described in the Release.

E. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

F. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

G. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

H. Entire Agreement. This Agreement (along with the Employee Confidential Information and Invention Assignment Agreement and Indemnification Agreement) constitute the entire agreement between the Parties, and fully supersede any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

I. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either the Executive or the Company to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

J. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

K. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign their rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

L. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Executive:

David L. Hayes

10960 Wilshire Blvd.

Suite: 1910

Los Angeles, CA 90024

If to Company:

NeuroSigma, Inc.

10960 Wilshire Blvd.

Suite: 1910

Los Angeles, CA 90024

M. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of the Effective Date.

THE COMPANY:	NEUROSIGMA, INC.

	By:	/s/ Leon Ekchian
	Name:	Leon Ekchian
	Title:	President and CEO

THE EXECUTIVE:	/s/ David L. Hayes
David L. Hayes